LEIDY HUB, INC.                                     S-8
                  PROFORMA BALANCE SHEET                            Page 1 of 3
                    AT AUGUST 31, 1995
                       (UNAUDITED)
                (Thousands of Dollars)

                                                     Adjustments
                                        Per Books    Dr. (Cr.)      Pro Forma

ASSETS

PROPERTY, PLANT AND EQUIPMENT           $    3                      $    3
LESS - ACCUMULATED DEPRECIATION,
             DEPLETION AND AMORTIZATION      3                           3
                                             -             -             -
CURRENT ASSETS
    CASH & TEMP. CASH INVESTMENTS           78         2,930 (a,b)   3,008
    PREPAYMENTS                              6                           6
                                            84         2,930         3,014
OTHER ASSETS
    DEFERRED CHARGES                         2                           2
    OTHER                                  718                         718
                                           720             0           720

TOTAL ASSETS                            $  804        $2,930        $3,734

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
    CAPITAL STOCK OF SUBSIDIARIES       $    4                      $    4
    PAID IN CAPITAL                      1,038                       1,038
    EARNINGS REINVESTED IN THE
       BUSINESS                           (420)          118 (b,c)    (538)
TOTAL CAPITALIZATION                       622           118           504

CURRENT AND ACCRUED LIABILITIES
    NOTES PAYABLE - INTERCOMPANY           200        (3,112)(a)     3,312
    ACCOUNTS PAYABLE-INTERCOMPANY            2                           2
    OTHER CURRENT AND ACCRUED LIABILITIES   28            64 (c)       (36)
                                           230        (3,048)        3,278

DEFERRED CREDITS
    ACCUMULATED DEFERRED INCOME
      TAXES                                (48)                        (48)
                                           (48)            0           (48)

TOTAL CAPITALIZATION AND LIABILITIES    $  804       $(2,930)       $3,734

SEE NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS.

                    LEIDY HUB, INC.                                     S-8
            PROFORMA STATEMENTS OF INCOME AND                       Page 2 of 3
           EARNINGS REINVESTED IN THE BUSINESS
       FOR THE TWELVE MONTHS ENDED AUGUST 31, 1995
                     (UNAUDITED)
               (Thousands of Dollars)

                                                 Adjustments
                                  Per Books      Dr. (Cr.)          Pro Forma

OPERATING REVENUES                  $   -                             $   -

OPERATING EXPENSES:
        OPERATION EXPENSE              13                                13
        INCOME TAXES - NET             21         (64)(c)               (43)
                                       34         (64)                  (30)

OPERATING INCOME                      (34)        (64)                   30

OTHER INCOME                           85                                85

INCOME BEFORE INTEREST CHARGES         51         (64)                  115

INTEREST CHARGES:
        INTEREST - INTERCOMPANY        11         182 (b)               193

NET INCOME                             40         118                   (78)

EARNINGS REINVESTED IN THE BUSINESS
   BALANCE AT SEPTEMBER 1, 1994      (460)                             (460)
                                     (420)        118                  (538)
   DIVIDENDS ON COMMON STOCK            -                                 -
   BALANCE AT AUGUST 31, 1995       $(420)       $118                 $(538)

SEE NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS.

              LEIDY HUB, INC.                                           S-8
       PRO FORMA ADJUSTING ENTRIES                                  Page 3 of 3
          AS OF AUGUST 31, 1995
               (UNAUDITED)
        (Thousands of Dollars)

                                                      Debit           Credit
          (a)
Cash                                                  3,112
     Notes Payable Intercompany - Current                             3,112

To increase money pool borrowings
to allocable share of incremental borrowings.

          (b)                                           182
Interest Expense Intercompany                                           182
     Cash

To record interest expense on borrowings in entry (a) at a rate of 5.845%.

          (c)
Income Tax Payable                                       64
     Income Tax Expense                                                  64

To record tax effect of entry (b) at 35%.